Exhibit 10.1

inTEST CORPORATION

2022 EXECUTIVE OFFICER COMPENSATION PLAN

The Compensation Committee (the “Committee”) of the Board of Directors of inTEST Corporation (the “Company”) has approved a compensation plan for its executive officers. The components of this plan include (i) base salary, (ii) short term incentive compensation in the form of a performance based bonus and (iii) long term incentive compensation in the form of equity compensation grants. The executive officers who are eligible to participate in this plan are Richard N. Grant, Jr., President and Chief Executive Officer, and Duncan Gilmour, Chief Financial Officer, Treasurer and Secretary.

Base Salary

The base salary of each executive officer for 2022, effective on April 1, 2022, are as follows:

Richard N. Grant, Jr.	$391,875

Duncan Gilmour	$260,000

Short Term Incentive Compensation

The performance bonus payment target percentages to be used in the executive officers’ bonus calculation for 2022 are as follows:

Richard N. Grant, Jr.	70%

Duncan Gilmour	55%

The amount of the executive officers’ bonus may range from zero (if none of the performance metrics are satisfied) to an amount that may exceed the target performance bonus amounts.

Chief Executive Officer Short Term Incentive Target and Performance Objectives

The President and Chief Executive Officer (the “CEO”) will be eligible to receive a performance bonus payment upon satisfaction of the following weighted performance metrics during 2022:

Achievement of Financial Goals – 60%

Financial Performance of Acquisitions Completed in 2021 – 20%

Implementation of Talent Development and Recruitment Plan – 20%

Achievement of Financial Goals

A portion of the CEO’s performance bonus may be earned based upon the Company’s achievement of revenue and Adjusted EBITDA for 2022. “Adjusted EBITDA” is derived by adding acquired intangible amortization, interest expense, income tax expense, depreciation, and stock-based compensation expense to net earnings (loss). The CEO is eligible to achieve this portion of the performance bonus based upon the following calculation:

The CEO’s performance bonus target percentage multiplied by base salary; with that amount multiplied by the performance metric weighting factor (60%); with that amount multiplied by the Financial Goals percentage, if any, determined from the matrix below. The Financial Goals percentage is determined by locating on the matrix below the intersection of (i) the column that indicates the percentage calculated by dividing (A) the Company’s actual revenue for 2022 by (B) its budgeted revenue for 2022 and (ii) the row that indicates the percentage calculated by dividing (A) the Company’s actual Adjusted EBITDA for 2022 by (B) its budgeted Adjusted EBITDA for 2022.

With regards to the revenue calculation, a column milestone is not achieved unless such percentage is exceeded without regards to rounding up the percentage achieved by the calculation. With regards to the Adjusted EBITDA calculation, a row milestone is not achieved unless such percentage is exceeded without regards to rounding up the percentage achieved by the calculation. Any expenses that are treated for accounting purposes as restructuring items or transaction related expenses, contingent consideration adjustments related to any acquisition earnouts and the impact from any completed acquisitions in 2022, shall be excluded from the actual amounts when determining the revenue and Adjusted EBITDA for 2022.

Financial Performance of the Three Acquisitions Completed in 2021

A portion of the CEO’s performance bonus will be earned based upon a weighted average of performance factors determined by the financial performance of the three acquisitions completed in 2021 (Acculogic, Videology and North Sciences), relative to the acquisition models. The target financial performance metrics for these acquisitions are as follows:

●	Acculogic income from business operations of $[REDACTED]
●	Videology income from business operations of $[REDACTED]
●	North Sciences gross margin of $[REDACTED]

Performance factors will be determined based on actual results as follows:

●	If 95% of the metric is attained, the performance factor is 0.50
●	If 100% of the metric is attained, the performance factor is 1.00
●	If 110% of the metric is attained, the performance factor is 1.25

Performance that falls between these points will be rounded to the lowest nearest point. If performance falls below 95%, the performance factor is 0.

These performance factors will be weighted as:

●	Acculogic – 40%
●	Videology – 40%
●	North Sciences – 20%

The final calculation for determing this portion of the bonus will be:

The sum of (i) the Acculogic performance factor multiplied by 0.40, plus (ii) the Videology performance factor multiplied by 0.40, plus (iii) the North Sciences performance factor multiplied by 0.20, with that sum of (i), (ii) and (iii) then being multiplied by base salary multiplied by 0.70 and then by 0.20.

Bonus earned = ((Acculogic performance factor * 0.40) + (Videology performance factor * 0.40) + (North Sciences performance factor * 0.20)) * (base salary * 0.70 * 0.20)

Implementation of a Talent Development Program

A portion of the CEO’s performance bonus will be earned based on results of development and implementation of a talent development program. The program’s goal is to ensure the company has the talent necessary to execute near- and long-term strategic plans. The program must include initiatives to develop internal talent and recruit new talent to the company.

The following three specific goals will have equal weighting in determining the performance factor for this goal.

1.	By the end of 2022, all three of the general managers (“GMs”) have at least one named successor who is expected to be ready for promotion to GM, if needed, within three years.

2.

By end of 2022, at least half of all senior leadership team (“SLT”) roles (reports to GMs) across the business units have at least one named successor ready for promotion to such SLT role if needed within two years.

3.	CEO will deliver a comprehensive mid-year update to the board no later than September 1, 2022.

The board shall review the progress of the talent development program in Q1 2023 and determine a performance factor ranging from 0% to 100%.

Chief Financial Officer Short Term Incentive Target and Performance Objectives

The Chief Financial Officer (the “CFO”) will be eligible to receive a performance bonus payment upon satisfaction of the following weighted performance metrics during 2022:

Achievement of Financial Goals – 60%

Financial Performance of Acquisitions Completed in 2022 – 20%

Achievement of CFO Specific Objectives – 20%

Achievement of Financial Goals

A portion of the CFO’s performance bonus may be earned based upon the Company’s achievement of revenue and Adjusted EBITDA as compared to budgeted revenue and Adjusted EBITDA for 2022. “Adjusted EBITDA” is derived by adding acquired intangible amortization, interest expense, income tax expense, depreciation, and stock-based compensation expense to net earnings (loss). The CFO is eligible to achieve this portion of the performance bonus based upon the following calculation:

The CFO’s performance bonus target percentage multiplied by base salary; with that amount multiplied by the performance metric weighting factor (60%); with that amount multiplied by the Financial Goals percentage, if any, determined from the matrix below. The Financial Goals percentage is determined by locating on the matrix below the intersection of (i) the column that indicates the percentage calculated by dividing (A) the Company’s actual revenue for 2022 by (B) its budgeted revenue for 2022 and (ii) the row that indicates the percentage calculated by dividing (A) the Company’s actual Adjusted EBITDA for 2022 by (B) its budgeted Adjusted EBITDA for 2022.

With regards to the revenue calculation, a column milestone is not achieved unless such percentage is exceeded without regards to rounding up the percentage achieved by the calculation. With regards to the Adjusted EBITDA calculation, a row milestone is not achieved unless such percentage is exceeded without regards to rounding up the percentage achieved by the calculation. Any expenses that are treated for accounting purposes as restructuring items or transaction related expenses, contingent consideration adjustments related to any acquisition earnouts and the impact from any completed acquisitions in 2022, shall be excluded from the actual amounts when determining the revenue and Adjusted EBITDA for 2022.

Financial Performance of the Three Acquisitions Completed in 2021

A portion of the CFO’s performance bonus will be earned based upon a weighted average of performance factors determined by the financial performance of the three acquisitions completed in 2021 (Acculogic, Videology and North Sciences), relative to the acquisition models. The target financial performance metrics for these acquisitions are as follows:

●	Acculogic income from business operations of at least $[REDACTED]
●	Videology income from business operations of at least $[REDACTED]
●	North Sciences gross margin of at least $[REDACTED]

Performance factors will be determined based on actual results as follows:

●	If 95% of the metric is attained, the performance factor is 0.50
●	If 100% of the metric is attained, the performance factor is 1.00
●	If 110% of the metric is attained, the performance factor is 1.25

Performance that falls between these points will be rounded to the lowest nearest point. If performance falls below 80%, the performance factor is 0.

These performance factors will be weighted as:

●	Acculogic – 40%
●	Videology – 40%
●	North Sciences – 20%

The final calculation for determing this portion of the bonus will be:

The sum of (i) the Acculogic performance factor multiplied by 0.40, plus (ii) the Videology performance factor multiplied by 0.4, plus (iii) the North Sciences performance factor multiplied by 0.20, with that sum then being multiplied by the executive’s base salary multiplied by 0.55 and then by 0.20.

Bonus earned = ((Acculogic performance factor * 0.40) + (Videology performance factor * 0.40) + (North Sciences performance factor * 0.20)) * (base salary * 0.55 * 0.20)

Final Average Net Working Capital (“NWC”) Management

A portion of the CFO’s performance bonus will be earned based upon actual results of net working capital relative to budgeted net working capital as a percentage of revenue calculated as:

NWC percentage = ((Trade accounts receivable, net of allowance for doubtful accounts + Inventories – Accounts Payable) / trailing 12 month revenue)) * 100

To calculate final Average NWC percentage, the monthly closing NWC percentage for each month in 2022 shall be added together with that sum then being divided by 12.

The budgeted NWC percentage for 2022 is [REDACTED]%.

To calculate the bonus payment for this goal, a performance factor shall be determined from the following schedule (rounding down to the nearest point):

●	If final average NWC is greater than 120% of budget, the performance factor is 0.00
●	If final average NWC is 120% of budget, the performance factor is 0.50
●	If final average NWC is 110% of budget, the performance factor is 0.75
●	If final average NWC is 100% of budget, the performance factor is 1.00
●	If final average NWC is 90% of budget, the performance factor is 1.25
●	If final average NWC is 80% of budget, the performance factor is 1.50

The bonus payment will then be calculated by multiplying the base salary times 0.55 and then by 0.20 and then by the performance factor.

A lower Average NWC percentage indicates the corporation was more cash efficient, so the performance factor scale is inversely proportional to the Final Average NWC percentage relative to budget.

General

The Committee shall calculate and determine achievement of all components of the short term incentive compensation. In the case of financial achievements, the determination shall be based on amounts derived from the Company’s audited financial statements. The Committee reserves the right to make subjective determinations and interpretations regarding the impact of unusual circumstances or events on achievement of each performance metric component by the executive officers. All such determinations will apply to all executive officers in the same manner. The Committee shall have final decision making authority regarding all issues related to the short term incentive compensation component of the Plan. The Committee shall finalize the amount of and authorize payment of the bonuses as part of the approval process for the Company’s 2022 audited financial statements. If the CEO or CFO leave the Company other than for death, disability, or retirement, they will receive no bonus if they are not employed on December 31, 2022.  If the CEO or CFO retire (age plus years of service equal to at least 70), or die or become disabled, they are entitled to a pro-rated bonus calculated by multiplying the bonus calculated above by the result obtained by dividing the number of completed months the executive officer is employed in 2022 by twelve. Any bonus payment shall be made on or before March 15, 2023. The Committee shall have such authority to demand the repayment or “claw back” of any amounts paid pursuant to this Plan as needed to comply with all applicable laws and regulations.

Long Term Incentive Compensation

The executive officers shall be entitled to receive equity compensation grants consisting of restricted stock and stock options under the inTEST Corporation Third Amended and Restated 2014 Stock Plan, as amended, as follows:

	Shares of Time Vested Restricted Stock	Shares of Performance Vested Restricted Stock	Options to Purchase Shares of Common Stock
Richard N. Grant, Jr.	13,664	13,662	25,692
Duncan Gilmour	6,832	6,831	12,848

All equity compensation shall be awarded to the executive officers as soon as possible in 2022 and will be based on the closing price of the shares of the Company’s common stock on March 9, 2022. The Company will grant restricted stock pursuant to award agreements in the form attached as Exhibit A hereto. The value of the grants shall be structured in equal thirds with the first third being time vested restricted stock (Exhibit A), the second third being performance vested restricted stock (Exhibit A) and the final third being stock options (the quantity of which shall be determined using a Black-Scholes model) (Exhibit B). The closing price of the Company’s shares on March 9, 2022, shall be used for all calculations. The time vested restricted stock awards will vest in equal increments over four years. All stock option awards will vest in equal increments over four years.

The performance metric used for the shares of performance vested restricted stock shall be 3-year organic revenue CAGR. The beginning revenue from which CAGR shall be measured is the pro forma value inclusive of all 2021 revenue from North Sciences, Videology and Acculogic regardless of when the companies were acquired.

The following schedule shall determine how many shares of the performance vested restricted stock are delivered:

Vesting Percentage Matrix
	Organic CAGR for the three year period ending December 31, 2024
	< 9%	9%	10%	11%	12%	13% or more
Percent of granted Shares to become vested	0%	50%	75%	100%	125%	150%

To achieve a given performance level, results must equal or exceed the threshold for that level, otherwise the percentage delivered shall be rounded down to the nearest point on the schedule.

[Exhibits A and B are omitted here. The Company’s standard form of Restricted Stock Agreement for Employees was previously filed with the Company’s Form 10-Q for the quarter ended September 30, 2020 and the Company’s standard form of Incentive Stock Option Agreement is filed with the Company’s Form 8-K filed on March 16, 2021.]